Exhibit 5.1

FORM OF OPINION

MORSE, ZELNICK, ROSE & LANDER, LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022

(212) 838-1177

[Date]

Whispering Oaks International, Inc.
(d/b/a BioCurex)
7080 River Road
Richmond, British Columbia V6X 1X5
CANADA

Dear Sirs:

We have acted as counsel to Whispering Oaks International, Inc., a Texas corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, designated as SEC File No. 333-_______, and all amendments thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company of up to 1,500,000 units (the “Units”), including Units covered by the underwriters’ over-allotment option and units underlying the Representative’s Warrant, and the shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) and common stock purchase warrants (the “Warrants”), each of which entitles the holder to purchase one share of Common stock, included in the Units. The Units, the share of Common Stock included in the Units, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the "Securities."

In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that: (i) the Securities have been duly and validly authorized for issuance; (ii) the shares of Common Stock and the Warrants included in the Units, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable; and (iii) the shares of Common Stock issuable upon exercise of the Warrants, when issued in accordance with the terms of the related warrants, will be legally issued, fully paid and non-assessable.

This opinion is limited to: (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws; and (ii) the laws of the State of Texas, including statutory provisions, applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander LLP

Morse, Zelnick, Rose & Lander LLP